Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of October 5, 2018 by and between Systemax Inc. (the “Company” or “Systemax”) and Barry Litwin (the “Employee”).
RECITALS

WHEREAS, the Company wishes to employ the Employee upon the terms and conditions set forth in this Agreement; and
WHEREAS, the Employee is willing to make his services available to the Company on the terms and conditions hereinafter set forth.
NOW, THEREFORE, it is mutually agreed as follows:
1.Employment.
(a)    Employment; Title; Board of Directors. The Company hereby agrees to employ the Employee as Chief Executive Officer of the Company, and the Employee hereby accepts such employment, on the terms and conditions set forth herein. In addition, during the “Employment Period” (defined below) and for so long as Employee is employed as the Company’s Chief Executive Officer, the Company shall cause the Employee to be nominated as a member of the Board of Directors of the Company (the “Board”) and to be included as such nominee in the Company’s Annual Proxy Statement to Shareholders, with a recommendation by the Board “in favor” of Employee’s election as a director.
(b)    Term. The term of employment of the Employee by the Company under this Agreement will commence on January 7, 2019 and shall continue until terminated as provided in Section 3 hereof (the “Employment Period”). Employee is not being offered employment for a definite period of time, and either Employee or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to Employee, except as provided herein.
(c)    Duties. The Employee shall have general responsibility and executive charge, management and control over all the affairs of the Company, subject to the authority and direction of the Chairman of the Board (the “Chairman”) and the Board (the “Board”), and all such powers as may be reasonably incident to such responsibilities, and such other duties as may be determined by the Chairman or the Board consistent with the duties stated herein. The Employee shall perform his duties primarily at the Company’s offices located in Port Washington, New York subject to travel and other duties outside of such location consistent with the Company’s business as the Chairman or the Board shall reasonably determine. In performing his duties, the Employee shall report to the Chairman and the Board and shall be subject to the direction of the Chairman and the Board. The Employee shall hold such other positions with the Company and/or its subsidiaries (collectively the “Systemax Companies”) as shall be reasonably requested by the Chairman so long as such other positions are reasonably consistent with the title and duties of the Chief Executive Officer. The Employee shall devote his full working time, attention and skill to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company. Nothing in this Agreement shall be construed to prohibit the Employee from serving on the board of directors of any not-for profit or other corporation provided that (a) such service does not create an actual or apparent conflict of interest with the business of the Company or materially interfere with his full working time duties, (b) such service is approved by the Board in advance, and (c) such service does not conflict with any applicable federal or state law, regulation or NYSE rule.
2.    Compensation.
(a)    Base Salary and Bonus. For the performance of all duties, responsibilities and services by the Employee hereunder during the Employment Period, the Company shall pay to the Employee, and the Employee agrees to accept, a base salary (the “Base Salary”) at an annual rate of Eight Hundred Twenty-Five Thousand Dollars ($825,000), payable in accordance with the Company’s normal payroll practices. In addition, the Employee shall be eligible to earn a cash bonus during each year of the Employment Period (commencing fiscal 2019) under the Company’s “Named Executive Officer Plan” (“NEO Plan”) in an amount to be determined by the Company in its sole discretion under the rules of the NEO Plan, which bonus is expected to be from 0% to 150% of the Employee’s annual Base Salary, with an on-target performance payout of 135% of annual Base Salary (“Target Bonus”), assuming the Employee meets the performance objectives (including Company financial and other performance objectives) established for him by the Company, with input from the Employee, under the NEO Plan (the “Bonus”). Depending upon achievement of these performance objectives in any year, Bonuses may be paid in amounts greater or lesser than the target cash Bonus amount. The Bonus, if earned, shall be paid by the Company to the Employee within 75 days following the end of each such calendar year during the Employment Period, in accordance with the Company’s policies. The Employee’s Base Salary and Bonus have been, and will be, reviewed annually by the Company and may be increased in the discretion of the Company.
(b)    Participation in Benefit Plans. The Employee shall be entitled to participate in and receive benefits under all retirement, medical, disability and other employee insurance and/or benefit plans and programs that are made available to senior executive employees of the Company and on the terms that such plans, insurance and programs are made available to executive employees of the Company, subject to eligibility requirements. The Company reserves the right to make any modifications to its senior executive and other employee benefit plans and programs that it deems appropriate from time to time. To the extent that any such plan or program generally permits the participation or coverage of dependents or spouses of the employees of the Company, the Employee’s dependents and spouse may participate in or be covered under such plan or program; coverage for his spouse and dependents under the Company’s medical and dental plans shall become effective immediately upon the commencement of the Employment Period. Notwithstanding the foregoing, the Employee shall not be entitled to participate in any Company severance plan other than as provided specifically herein.
(c)    Expenses. During the Employment Period the Employee shall be entitled to receive reimbursement for all ordinary and necessary business expenses reasonably incurred by him in accordance with industry custom in performing services hereunder, provided that the Employee provides the Company with written documentation, satisfactory to the Company, evidencing such expenses. In addition, the Company shall reimburse the Employee for his reasonable legal fees and expenses incurred in negotiating and drafting this Agreement, up to an aggregate of $8,000.
(d)    Vacations and Holidays. The Employee shall be entitled to four (4) weeks of paid vacation in each calendar year. At no time, however, shall Employee take more than two (2) weeks of vacation consecutively. The Employee shall have the holidays and sick days as determined by the Company’s policies in effect on the date hereof and as amended and shall report vacation days and time off through the Company’s JAMS portal.
(e)    Sign-On Bonus. At the commencement of the Employment Period, the Employee will receive a one-time cash sign-on bonus of $614,000. If the Employee’s employment shall terminate due to his voluntary resignation without Good Reason (as defined below) or termination by the Company for “Cause” (as defined below), i) prior to the one year anniversary of commencement of the Employment Period the Employee shall repay such sign-on bonus to the Company within 60 days of such termination, (ii) after the first anniversary but prior to the second anniversary of commencement of the Employment Period, the Employee shall repay one half (ie. $307,000) of such sign-on bonus to the Company within 60 days of such termination, and (iii) on or after the second anniversary of commencement of the Employment Period, the Employee shall not be obligated to repay such sign-on bonus to the Company.
(f)    Equity Arrangements. At the commencement of the Employment Period, the Employee will also receive a grant of options to acquire 100,000 shares of common stock under the Company’s 2010 Long Term Incentive Plan and otherwise pursuant to the Company’s standard stock option agreement, provided that (i) the stock options will have a ten year term, (ii) shall vest as follows, as more particularly set forth in the stock option agreement: 20% of the stock options will vest on the 1st anniversary of the grant date, 20% will vest on the 2nd anniversary of the grant date, and 10% will vest on each subsequent anniversary of the grant date and (iii) in the event of termination without “Cause” or by Employee for “Good Reason” (as such terms are defined below), the next immediate tranche of granted options that would otherwise have vested if employment had not been so terminated shall accelerate and be vested as of the “Date of Termination” (defined below). Any further option grants to the Employee subsequent to the date hereof will be considered annually and determined by the Company in its sole discretion, subject to approval by the Compensation Committee.
In addition, on the date of the commencement of the Employment Period, and on each subsequent anniversary date of the commencement of the Employment Period provided the Employee is still employed by the Company, the Employee will receive a grant of shares of restricted stock under the Company’s 2010 Long Term Incentive Plan and otherwise pursuant to the Company’s standard restricted stock agreement, such number of shares to be determined as the quotient of $700,000 divided by the then per share fair market value of the Company’s shares as quoted on the NYSE at the close of business on the day prior to each such anniversary date of commencement of the Employment Period. Each annual grant of the restricted stock shall vest over five years in equal 20% installments commencing on the one year anniversary date of each such annual grant of the restricted stock provided the Employee is still employed by the Company, and on each subsequent anniversary date of each such annual grant of the restricted stock provided the Employee is still employed by the Company, provided that in the event of termination without “Cause” or by Employee for “Good Reason” (as such terms are defined below), the next immediate tranche of granted restricted stock that would otherwise have vested if employment had not been so terminated shall accelerate and be vested as of the Date of Termination. The foregoing grants will be subject to Section 9 hereof.
The stock option agreement and restricted stock agreement with the Employee shall provide that if his employment with the Company (or its successor) shall be terminated by the Company (or its successor) without “Cause” (as defined below) or for “Good Reason” (as defined below) within twelve (12) months following a “Change in Control” (defined below), all of Employee’s outstanding unvested stock options and unvested restricted stock shall immediately vest and all of Employee’s outstanding options shall remain exercisable in accordance with their terms. For purposes of this Agreement, “Change in Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions as a result of which more than fifty percent (50%) of the outstanding voting securities of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).
(g)    Car Allowance. During the Employment Period the Employee shall receive a car allowance of up to $30,000 annually ($2,500 per month) to cover the Employee’s automobile expenses including any car lease or loan payment, insurance, maintenance, repairs, registration fees, fuel and tolls, etc. In addition, the Company will cover the expenses of a car service to and from the Company’s Port Washington office on an as-needed basis.
3.    Termination of Employment. The Employee’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 3. Upon termination, the Employee (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 4 below.
(a)    Death. The Employee’s employment hereunder shall terminate upon his death.
(b)    Termination Resulting from Total Disability. The Company may terminate the Employee’s employment upon his becoming “Totally Disabled” and thereafter providing Notice of Termination. For purposes of this Agreement, the Employee shall be “Totally Disabled” if the Employee is physically or mentally incapacitated so as to render the Employee incapable of performing the essential functions of his position under this Agreement with or without reasonable accommodation for a period of six (6) consecutive months or for an aggregate of one hundred eighty (180) days within any consecutive twelve month period. The Employee’s receipt of disability benefits under the Company’s long-term disability plan, if any, or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of the Employee’s receipt of such long-term disability benefits or Social Security benefits, the Board may, in its reasonable discretion (but based upon appropriate medical evidence), determine that the Employee is Totally Disabled.
(c)    Cause. The Company may terminate the Employee’s employment at any time for “Cause”. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder upon (i) the continued failure by the Employee after receipt of notice to comply with any lawful directions of the Board consistent with the Employee’s duties hereunder (including the Employee’s responsibility to devote his full working time and attention to the business of the Company), other than any such failure resulting from the Employee’s incapacity due to Disability, and it being understood and agreed that the Employee’s failure to achieve personal performance goals, or the Company’s failure to achieve its performance goals, established hereunder or under the Company’s compensation plans, shall not in and of itself constitute grounds for termination for “Cause”, or (ii) the indictment or conviction of the Employee of a felony (or a plea of nolo contendere with respect thereto) or other crime involving the Employee’s fraudulent, illegal, or unethical conduct (including engaging in embezzlement, theft or any intentional “kickback” scheme involving the Company’s vendors), (iii) the Employee’s gross negligence or willful misconduct or breach of any of the terms or conditions of this Agreement coupled, in the case of such breach only, with the Employee’s failure to cure such breach within fifteen (15) days of his receipt of Notice of Termination, (iv) Employee’s violation of the Company’s corporate ethics policy or other material policies (such as anti-harassment or stock trading policies) coupled with the Employee’s failure to cure such violation within thirty (30) days of his receipt of Notice of Termination; (v) Employee’s breach of Sections 6, 7 and/or 8 of this Agreement, which, to the extent curable, is not cured within 30 days of Notice of Termination with respect thereto; (vi) the Employee making any false, disparaging or malicious statement, oral or written, about the Company or its subsidiaries (collectively the “Systemax Companies”) or any director, officer or employee of the of the Systemax Companies which is injurious to the business or operations of any of the Systemax Companies, or which may in any material respect interfere with the goodwill of any of the Systemax Companies or its relations with customers or suppliers; or (vii) the Employee engaging in excessive use of alcohol, intoxicants or illegal drugs or other conduct which brings or if publicly known would bring the Company into public disrepute or disgrace and which has had or reasonably could have a materially detrimental effect on the Company’s reputation or business.
(d)    Voluntary Resignation; Resignation for Good Reason. The Employee may terminate his employment (i.e. voluntarily resign) by providing the Company with Notice of Termination. If the Employee terminates his employment for “Good Reason” (as defined below) such termination shall be treated as a termination of the Employee’s employment by the Company without “Cause” and the Employee shall be entitled to receive compensation upon termination in accordance with Section 4(e) hereof.
For purposes of this Agreement, “Good Reason” shall mean any of the following taken without the Employee’s written consent and provided the Company fails to cure the event within thirty (30) days after receipt of written notice thereof: (i) a material change, adverse to the Employee, in his position, titles or corporate offices, including his reporting to anyone other than the Chairman (it being understood that a change of the person holding the title of Chairman shall not constitute Good Reason) or Board in breach of the Company’s obligations under this Agreement; (ii) the assignment to the Employee of duties materially inconsistent with the Employee’s position, authority, duties or responsibilities as contemplated by this Agreement (except as may otherwise be required by law or applicable regulation of any self-regulatory organization such as The New York Stock Exchange), (iii) a decrease in Employee’s then current annual Base Salary, Target Bonus or Bonus opportunity or other compensation and benefits hereunder (other than a decrease as a result of changes or events applicable to senior executive employees generally, including changes under or decreased compensation payable under the NEO Plan, and/or other benefits with respect to the employee benefit plans applicable to employees generally); or (iv) Employee’s relocation to a facility or a location more than fifty (50) miles from his then current location. A termination by the Employee shall not be deemed for Good Reason unless the Employee has notified the Company in writing of his intention to terminate for Good Reason within 30 days of the date on which the Employee learns that the event causing the alleged Good Reason has occurred. Any termination by the Employee for Good Reason has to be made promptly (and in any case within one month) after the end of the 30 day period within which the Company may remedy the events giving rise to the right to terminate for Good Reason.
(e)    Without Cause. The Company may terminate the Employee without “Cause” at any time after providing Notice of Termination.

(f)    Notice of Termination. Any termination of Employee’s employment by the Company or by Employee (other by reason of Employee’s death) shall be communicated by written Notice of Termination to the other party in accordance with Section 10 below. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the applicable specific termination provision in this Agreement relied upon to terminate Employee’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.
(g)    Date of Termination. The effective date of Employee’s termination of employment (“Date of Termination”) shall be:
(i)    in the event of his death, the date of death;
(ii)    in the event of termination for Total Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such 30-day period);
(iii)    in the event of termination for Cause, the date specified in the Notice of Termination, subject to the terms of Section 3(c) hereof;
(iv)    in the event of termination without Cause, the last day of the fifteen (15) day period beginning on the date on which written Notice of Termination is given, or such earlier date as may be mutually agreed by the parties;
(v)    in the event of resignation by the Employee (other than for Good Reason), the last day of the thirty (30) period beginning on the date on which written Notice of Termination is given, or such earlier date as may be mutually agreed by the parties;
(vi)    in the event of the Employee’s resignation for Good Reason, the date of termination shall be the effective date of Employee’s termination of employment in accordance with Section 3 (d) hereof.
4.    Compensation Following Termination of Employment.
(a)    Total Disability. If the Employee’s employment is terminated pursuant to Section 3(b) as a result of the Employee’s Total Disability, the Company shall pay to the Employee the applicable portion of his Base Salary due through the Date of Termination at the rate in effect at the time Notice of Termination is given, and following such payment have no further obligation (relating to the Employee’s status as an employee) to the Employee under this Agreement; provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by the Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively. In addition, the Company shall pay to the Employee for the year in which Total Disability occurs, a pro-rated Bonus in an amount equal to the product of (i) a fraction, the numerator of which is equal to the number of days the Employee was employed by the Company (based on the Date of Termination), in the year that such termination occurs, and the denominator of which is 365, multiplied by (ii) the Bonus otherwise payable through the end of the year in which such termination occurs (or the average Bonus paid to the Employee for the Employee’s two prior years of employment if the Employee has been employed two or more years), to be paid on the dates the Bonus would otherwise have been paid to the Employee as if such termination had not occurred (such amount, the “Pro-Rated Bonus”).
(b)    Death. If the Employee’s employment shall be terminated by reason of his death, the Company shall pay to such person as the Employee shall have previously designated, in a notice filed with the Company, or, if no such person shall have been designated, to his estate, the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect on the date of death and, following such payments, the Company shall have no further obligations (relating to the Employee’s status as an employee) to such designated person or the Employee’s estate, as the case may be, under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by the Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively. In addition, the Company shall pay to such designated person or the estate, a Pro-Rated Bonus (as determined in the manner described under Section 4(a) above), payable on the dates the Bonus would otherwise have been paid to the Employee if such termination had not occurred.
(c)    Cause. If the Employee’s employment shall be terminated pursuant to Section 3(c), the Company shall pay the Employee the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect at the time Notice of Termination is given and, following such payments, the Company shall have no further obligation (relating to the Employee’s status as an employee) to the Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by the Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively. Furthermore, and not in limitation of any other rights and remedies the Company may have, in the event of termination for Cause, the Company shall have the right, to the maximum extent permitted by law, to offset and set off against any amounts the Employee may be owed hereunder, any damages, losses, costs, expenses, including legal and other professional fees (including without limitation legal fees and costs of litigating with Employee in respect of such termination or damages, costs and expenses), incurred by the Company due to the Employee’s action or omissions that resulted in such termination for Cause
(d)    Voluntary Resignation. If the Employee voluntarily resigns pursuant to Section 3(d) (except for Good Reason) the Company shall pay Employee the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect at the time Notice of Termination is given to the Company and, following such payments, the Company shall have no further obligation to the Employee under this Agreement; provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by the Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively.
(e)    Without Cause; For Good Reason. If the Employee’s employment shall be terminated without “Cause” pursuant to Section 3(e) or for “Good Reason” pursuant to Section 3(d), the Company shall pay the Employee the following compensation:
(i)    The Company shall pay the Employee the applicable portion of his Base Salary due but unpaid through the applicable Date of Termination at the rate in effect at the time Notice of Termination is given;
(ii)    The Company shall pay the Employee, as severance pay and as express consideration, for, and contingent upon, Employee complying with his obligations under Section 6 hereof, his Base Salary in effect at the time Notice of Termination is given for a period of twelve (12) months (the “Severance Period”) following the applicable Date of Termination, payable in substantially equal installments in accordance with the Company’s payroll policy from time to time in effect;
(iii)     Following the Date of Termination, the Company shall pay to the Employee as severance pay and as express consideration for, and contingent upon, Employee complying with his obligations under Section 6 hereof, an amount equal to the Target Bonus, payable in equal installments on the dates when payments are made under Section 4(e)(ii) hereof.
(iv)    During the Severance Period the Company shall reimburse the Employee for any COBRA payments the Employee may be required to make in order to maintain the medical and dental benefits he received as an employee of the Company (including family coverage to the extent in effect immediately prior to the Date of Termination), until the earlier of the end of the Severance Period or the date Employee becomes eligible to receive coverage under the medical and dental benefit plans or programs of a subsequent employer.

(v)    The payment of any amounts pursuant to clauses (ii), (iii) and (iv) of this Section 4(e) is further expressly conditioned upon the delivery by the Employee to the Company, within thirty (30) days after the Date of Termination (and the revocation period for the release lapsing without revocation within such thirty (30) day period), of a general release in substantially the form attached as Exhibit A hereto. The payments to the Employee subject to receipt of the release shall be made or begin to be made as applicable at the Company’s first pay period on the later of (A) after the end of the revocation period for the release has lapsed without revocation and (B) if the thirtieth (30 th ) calendar day following the Date of Termination is in a different calendar year than the Date of Termination, then on the Company’s first pay period after the end of the thirty (30) day period.
(vi)    Following such payments, the Company shall have no further obligation (relating to the Employee’s status as an employee) to the Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by the Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively.
(f)    Accrued Vacation Upon Termination; Expenses. Upon termination the Employee shall be paid for all accrued but unused vacation up to a maximum of four (4) weeks based on the Base Salary then in effect. Following receipt of appropriate supporting documentation, Employee shall be promptly reimbursed for all reasonable expenses incurred by him on behalf of the Company or in the course of Employee performing his obligations hereunder.
(g)    Delayed Payment; Mitigation. Notwithstanding anything else herein to the contrary, hereof, any payment scheduled to be made to the Employee after Employee’s termination of employment shall be subject to Section 17 hereof. The Company acknowledges and agrees that the Employee shall have no duty at any time to seek other employment or to mitigate his damages hereunder. The amounts payable to the Employee under this Agreement shall be paid regardless of whether the Employee obtains other employment.
(h)    Timing of Payments). Except as otherwise specifically set forth herein, any payments required hereunder shall be made in accordance with the Company’s usual payroll, bonus, and reimbursement timing policies applicable to senior executive employees generally.
5.    Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement and all rights and obligations of the Company hereunder shall inure and be binding on any person, firm or corporation which shall become the owner of substantially all of the assets or capital stock of the Company or which shall succeed to the business of the Company or with which the Company may be consolidated or merged; provided, however that in the absence of the express written agreement of the Employee, the Company shall not be released from its obligations to Employee in the event of any such transaction, and the Company shall be deemed to guaranty the obligations of such person, firm or corporation to the Employee under this Agreement in the event of such transaction.
6.    Covenants.
(a)    Confidential Information. During the course of the Employee’s employment with the Company, the Employee will acquire and have access to Confidential Information and Trade Secrets belonging to the Systemax Companies. Such Confidential Information and Trade Secrets relates both to the Systemax Companies, their customers and their employees, and consists of any information which is not generally known, that is or may be used in the Systemax Companies’ business and that could give competitors an advantage if they knew about it or could impact upon the Systemax Companies’ internal operations. Such Confidential Information includes, but is not limited to: (i) financial and business information, such as information with respect to costs, commission, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of the Systemax Companies’ products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, sourcing information, vendor information, supplier information, data processing programs, software, software codes, computer models, research and development projects; (iii) marketing information, such as information on markets, end users and applications, the identity of the Systemax Companies’ customers and distributors, their names and addresses, the names of representatives of the Systemax Companies’ customers and distributors responsible for entering into contracts with the Company, the Company’s financial arrangements with its customers and distributors, the amounts paid by such customers to the Company, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Systemax Companies’ other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. The Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by the Company at its great effort and expense and for commercial advantage and, therefore, takes ever reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.
(b)    Non-Disclosure of Confidential Information. The Employee agrees he will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information and Trade Secrets, except as specifically required in the performance of Employee’s duties on behalf of the Company or with prior written authorization of the Chairman.
(c)    Return of Materials. The Employee further agrees to deliver to the Company, immediately upon termination from employment or at any time the Company so requests, (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business; (ii) lists of the Systemax Companies’ clients or leads or referrals to prospective clients; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company which Employee then possesses or has under his control.
(d)    Non-competition. Employee acknowledges and agrees that: (i) Employee’s services to be rendered to the Company are of a special and unique character; (ii) that Employee will obtain knowledge and skill relevant to the Company's industry, methods of doing business, and marketing strategies by virtue of Employee’s employment and if Employee were to become employed by, or substantially involved in, the business of a Competitor following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information; and (iii) that the restrictive covenants and other terms and conditions of this Agreement  are reasonable and reasonably necessary to protect the legitimate business interests of the Company.  Employee further acknowledges that: (i) the amount of the Employee’s compensation reflects, in part, Employee’s obligations and the Company’s rights under this Agreement; (ii) that Employee has no expectation of any additional compensation, or other payment of any kind not otherwise referenced herein in connection herewith; and (iii) that Employee will not be subject to undue hardship by reason of Employee’s full compliance with the terms and conditions of this Agreement or the Company's enforcement thereof. Therefore, Employee agrees that during the Employment Period and for one year following termination of employment, Employee shall not directly or indirectly engage in, be employed by, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or otherwise have an interest in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director, representative, subcontractor, agent or otherwise), any significant vendor of the Company or Competitor of the Company within the Company’s Territory, except for ownership of less than 1% of a publicly-traded company. For purposes of this Paragraph, “Competitor” shall mean (i) any company and/or its affiliates that engage in the sale of industrial equipment, supplies and products in the Territory which are competitive with the industrial equipment, suppliers and products sold by the Company and (ii) specifically each of the companies listed below as “Competitors”.  For purposes of this Paragraph, “Territory” shall mean the United States and Canada. The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are “Competitors” in the “Territory” as defined in this paragraph: W. W. Grainger, Inc. (including Zoro and other divisions), MSC Industrial Direct Co., Inc., Amazon Supply, Office Depot, Staples, Northern Tool & Equipment Company, Inc., Uline, Inc., Fastenal Co., HD Supply, Supply Basket, LLC (a/k/a SupplyBasket.com), Ferguson Enterprises, Inc., McMaster-Carr Supply Company, National Business Furniture, W.B. Mason and

Webstraurantstore.com. The Employee acknowledges that each of the foregoing companies is a Competitor and Employee further acknowledges that this list is not an exclusive list of Competitors and is not intended to limit the generality of this Paragraph.
(e)    Non-Solicitation of Customers. The Employee acknowledges and agrees that solely by reason of employment by the Company, Employee has and will come into contact with some, most or all of the Company’s customers and will have access to Confidential Information and Trade Secrets regarding the Company’s customers, as set forth in this Agreement. Consequently, Employee covenants and agrees that in the event of separation from employment with the Company, whether such separation is voluntary or involuntary, the Employee will not, for a period of one (1) year following such separation, directly or indirectly, solicit or initiate contact with any customer, former customer or prospective customer of the Company for the purpose of selling industrial products of the type offered for sale by the Company during the Employee’s employment with the Company. This restriction shall apply to any customer, former customer or prospective customer of the Company with whom the Employee had contact or about whom Employee obtained Confidential Information or Trade Secrets during the last two (2) years of employment with the Company. For the purposes of this Section 6, “contact” means interaction between the Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.
(f)    Non-Solicitation of Employees. The Employee acknowledges and agrees that solely as a result of employment with the Company, the Employee will come into contact with and acquire confidential information regarding some, most or all of the Company’s employees and consultants. Accordingly, both during the Employee’s employment and for a period of eighteen (18) months following the cessation of the Employee’s employment with the Company, whether such cessation of employment is voluntary or involuntary, the Employee will not, directly or indirectly, induce or attempt to influence any employee or consultant of the Company to terminate his or her employment or refrain from providing services to the Company, or solicit or seek to retain the services of any person employed or providing services to the Company as an employee or a contractor.
(g)    Restrictions on Employment With Company. The Employee affirms he is not presently subject to a restrictive covenant or other prior agreement, which would prohibit or restrict employment with the Company. If the Employee learns or is advised that he is subject to an actual or alleged restrictive covenant or other prior agreement, which may prohibit or restrict employment with the Company, the Employee must notify the Company immediately. The Employee agrees that he shall not disclose to the Company, use for the Company’s benefit, or induce the Company to use any trade secret or confidential information he may possess belonging to any former employer or other third party.
(h)    Non-Disparagement and Protection of Reputation. The Employee shall not, at any time during or after the Employment Period, make or publish any derogatory, disparaging or, false, written or oral statements or remarks regarding the Company, any Systemax Company or any of its affiliates or any members of their respective boards of directors or managements, or any of their respective business affairs or performance. During the Employment Period and for 18 months thereafter, the Employee shall not take any action which is intended, or would reasonably be expected, to harm the reputation of the Company or any of its affiliates. Nothing herein shall prevent the Employee from making any truthful statement in connection with any investigation by the Company or any governmental authority or in any legal proceeding.
(i)    Cooperation; Assistance in Proceedings, Etc. Cooperation. Following termination of your employment with the Company for any reason, you shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of your responsibilities and to ensure that the Company is aware of all matters being handled by you prior to the Date of Termination. The Company shall reimburse you for your reasonable out of pocket expenses incurred in connection with such pre-approved work.] The Employee shall, during and after his employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. The Company shall reimburse the Employee for his reasonable expenses incurred in connection with the foregoing obligations. In addition, if such obligations are being performed after the

Date of Termination, the Company shall pay for his time spent performing such obligations on a per diem basis, based upon his Base Salary in effect immediately prior to the Date of Termination.
(j)    Blue Pencil and Severability. If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of this Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement
(k)    Enforcement of Covenants. The Employee acknowledges and agrees that compliance with the covenants set forth in this Section 6 of this Agreement is necessary to protect the business and goodwill of the Company and that any breach of this Section 6 or any subparagraph hereof will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or threatened breach of Section 6 by Employee, the Company and Employee agree that the Company shall be entitled to seek the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity, specifically injunctions, both preliminary and permanent, enjoining or restraining such breach or threatened breach. Furthermore, breaches of this Section 6 shall be subject to Section 7 hereof and the Company’s Clawback Policy (as defined below).
7.    Conflict of Interest; Ethics Policy; Clawback Policy. The Employee may not use his position, influence, knowledge of Confidential Information and Trade Secrets or Company assets for personal gain. Employee is subject in all respects to the Company’s Code of Ethics and corporate governance policies, as amended from time to time. In this regard, Employee hereby acknowledges and agrees that his compensation hereunder is subject to forfeiture and repayment to the Company in accordance with the Company’s “clawback policy”, as amended from time to time, as described in its Annual Proxy Statement and which clawback policy is hereby incorporated by reference herein (the “Clawback Policy”). A direct or indirect financial interest, including joint ventures in or with a supplier, vendor or client or prospective client, without disclosure and written approval from the Chairman is strictly prohibited and constitutes cause for dismissal. This provision shall not apply in respect of any publicly traded corporation of which the Employee is less than a one percent (1%) stockholder or with respect to any financial interest as a result of any investment by the Employee in a publicly traded mutual fund. Furthermore, the Clawback Policy shall apply to violations of Section 6 hereof.
8.    Intellectual Property.
(a)    The Employee covenants and agrees that all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in Section 6 hereof (referred to collectively as “Intellectual Property”), that were conceived, developed or made by Employee during employment by the Company, including Intellectual Property related to the sale of computer, consumer electronic and industrial products (the “Proprietary Interests”), shall belong to and be the property of the Company.
(b)    The Employee further covenants and agrees that he will: (i) promptly disclose such Intellectual Property to the Company; (ii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries; (iii) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its proprietary interests therein; and (iv) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.
(c)    The Employee further covenants and agrees that the Company shall be entitled to shop rights with respect to any Intellectual Property conceived or made by him during employment with the Company that is not related in any manner to the Proprietary Interests but which was conceived or made on the Company’s time or with the use of the Company’s facilities or materials.
(d)    The Employee further covenants and agrees that it shall be conclusively presumed as against him that any Intellectual Property related to the Proprietary Interests described by the Employee in a patent, service mark, trademark, or copyright application, disclosed by the Employee in any manner to a third person, or created by the Employee or any person with whom he has any business, financial or confidential relationship, within one (1) year after cessation of his employment with the Company, was conceived or made by the Employee during the period of employment by the Company and that such Intellectual Property be the sole property of the Company.
9.        Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.
10.        Notices. Any and all notices required in connection with this Agreement shall be deemed adequate y given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, or (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be personally delivered or delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address' required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date which is 24 hours after the mailing date; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Employee, or to its principal office in the case of the Company, to the attention of its Chairman.
11.        Indemnification; D&O Insurance. The Employee shall be entitled to be indemnified and insured by the Company against liability and expense relating to his employment to the same extent and subject to the same conditions and limitations as all other executive officers of the Company in accordance with and as authorized by the Company’s Certificate of Incorporation, by-laws, Board of Directors resolutions and applicable law.
12.        Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing and signed by the Employee and the Company.
13.        Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of law rules thereof
14.        Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement
16.        Waivers. No waiver by either party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.
17.        Section 409A. The Company makes no representations or warranties regarding the tax implications of the compensation and benefits to be paid to the Employee under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”). It is the intention of the parties hereto that payments under this Agreement be interpreted to be exempt from or in compliance with Section 409A and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. To the extent any payments of money or other benefits due to the Employee under this Agreement could cause the application of an acceleration or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax. All references in this Agreement to the termination of the Employee’s employment shall mean his separation from service within the meaning of Section 409A. With respect to any payments due to the Employee as a result of the termination of his employment, if necessary to comply with Section 409A, and if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, such payments shall be made as follows: (i) no payments shall be made for a six-month period following the date of termination and (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-months period shall be paid in a lump sum six (6) months plus one (1) day following the date of termination. With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred by the Employee. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.
18.        Section 280G. Notwithstanding any provision of this Agreement, if any portion of the payments or benefits under this Agreement, or under any other agreement with the Employee or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Paragraph 18, result in the imposition on the Employee of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Employee shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Employee of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determination required by this Paragraph 18 shall be made by the Company in its reasonable determination and in reliance on its tax advisors.
19.        Assignment and Transfer. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without the Employee’s consent to, any affiliate or purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Employee’s rights and obligations under this Agreement shall not be transferable by him by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Employee shall die, all amounts then payable to him hereunder shall be paid in accordance with the terms of this Agreement to his estate or beneficiary as applicable.
20.         Offset of Payments. You authorize the Company, where permitted by applicable law and Section 409A of the Code, to offset any payment the Company owes you by the amount determined by the Company to be owed by you to the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above .

SYSTEMAX INC. By: /s/ Eric Lerner Name: Eric Lerner Title: Senior Vice President
/s/ Barry Litwin Barry Litwin

EXHIBIT A
RELEASE AND WAIVER
THIS RELEASE AND WAIVER (this “Release”) is made and entered into as of _________________ ____, 20__, by and between SYSTEMAX, INC. (the “Company”) and __________________ (the “Employee”).
FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Termination of Employment. The Employee and the Company agree that the Employee’s employment with the Company terminated effective _______________.
2.Release. In consideration of the payments and benefits to be made by the Company to the Employee in Section 4(e) of that certain Employment Agreement entered into by and between the Company and the Employee dated as of ______________ __, 20__ (the “Employment Agreement”), the Employee, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, hereby releases and discharges the Company, its affiliates and its and their shareholders, members, partners, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) of and from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release; provided, however, and subject to Section 3 below, the Release is not intended to and does not limit the Employee’s right to file a charge or participate in an investigative proceeding of the EEOC or another governmental agency. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Company, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company; provided, however, that nothing herein waives or releases the Employee’s rights to (i) any payments or benefits the Company is required to pay or provide pursuant to Section 4(e) of the Employment Agreement; (ii) the Employee’s rights with respect to any outstanding vested equity awards in the Company; and (iii) the Employee’s rights to indemnification under Section 11 of the Employment Agreement.
1.    Covenant Not to Sue. The Employee agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims released in Section 2 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Employee files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Section 2 hereof, the Employee will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding; provided, however, that this Release does not limit the Employee’s right to receive an award for information provided to any governmental agencies under any whistleblower program. The Employee further understands that this Release does not limit his ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any governmental agencies, including providing documents or other information, without notice to the Company.
2.    Severability. If any provision of this Release shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify this Release so that, once modified, this Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
3.    Waiver. A waiver by the Company of a breach of any provision of this Release by the Employee shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.
4.    Representation. The Employee hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:
(a)    this Release is written in a manner understood by the Employee;
(b)    this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended;
(c)    the Employee has not waived any rights arising after the date of this Release; and
(d)    the Employee has been advised to consult with an attorney prior to executing this Release.
5.    Consideration and Revocation. The Employee is receiving this Release on ___________________, 20__, and the Employee shall be given twenty-one (21) days from receipt of this Release to consider whether to sign this Release. The Employee shall have seven (7) days following execution to revoke this Release in writing to the Chairman of the Company, and this Release shall not take effect until those seven (7) days have ended.
6.    Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Employee and the Company.
7.    Binding Effect; Assignment. This Release and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party.
8.    Applicable Law. All questions concerning the construction, validity and interpretation of this Release and the performance of the obligations imposed by this Release shall be governed by the internal laws of the State of New York applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction and any court action commenced to enforce this Release shall have as its sole and exclusive venue the state or federal courts located in _____________, New York. If any action is necessary to enforce or interpret any of the terms of this Release, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
9.    Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.
PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
If the Employee signs this Release less than twenty-one (21) days after he receives it from the Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Company.

IN WITNESS WHEREOF, the parties have executed this Release and Waiver as of the date first stated above.
SYSTEMAX INC.
By: ____________________________
Name: _________________________
Its: ____________________________

Employee:
________________________________
[EMPLOYEE]